UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Damian, Walter E.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Human Resources
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.01 par valu|1/2/97|X   | |5,000             |A  |$1.00      |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|1/2/97|S   | |5,000             |D  |$19.375    |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|1/8/97|X   | |10,000            |A  |$1.00      |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|1/8/97|S   | |5,000             |D  |$19.50     |5,000              |D     |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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 Employee Stock Option|$1.00   |1/2/9|X   | |5,000      |D  |7/93 |8/5/9|Common Stock|5,000  |       |            |   |            |
 (Right to Buy)       |        |7    |    | |           |   |     |7    |            |       |       |            |   |            |
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 Employee Stock Option|$1.00   |1/8/9|X   | |10,000     |D  |7/93 |8/5/9|Common Stock|10,000 |       |10,000      |D  |            |
 (Right to Buy)       |        |7    |    | |           |   |     |7    |            |       |       |            |   |            |
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Employee Stock Option |$15.75  |     |    | |           |   |(1)  |7/31/|Common Stock|       |       |10,500      |D  |            |
                      |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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  (Right to Buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Options vest and become exercisable as
follows:
   -  One third (3,500) on July 31,
1997
   -  One third (3,500) on July 31,
1998
   -  One third (3,500) on July 31,
1999
Note:  The reporting person disclaims that he is an officer for purposes of
Section 16.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by the Company
DATE
February 7, 1997